                                                                   EXHIBIT 10.25

Confidential            Execution Copy

                        FINISHED PRODUCT SUPPLY AGREEMENT

executed as of the date last below written (hereinafter referred to as "Effective Date") by and between

         JANSSEN PHARMACEUTICA, Naamloze Vennootschap, a business corporation organised under the Laws of Belgium, having its principal office at B-2340 Beerse (Belgium), Turnhoutseweg 30 (hereinafter referred to as "JANSSEN")

and

         BARRIER Therapeutics, Inc., a business corporation organized and existing under the laws of the State of Delaware and having its principal office at 600 College Road East, Suite 3200, Princeton, New Jersey 08540 ("BARRIER").

ARTICLE 1: DEFINITIONS

Each term defined below shall, for the purpose of this Agreement, have the following meaning unless the context clearly requires otherwise and the singular shall include the plural and vice versa:

1.1 "Affiliate" shall mean, with respect to a given company, any company which owns or controls at least fifty per cent (50 %) of the voting stock of such given company, or any other company at least fifty per cent (50 %) of whose voting stock is owned or controlled by such owning or controlling company or by the given company.

1.2 "Compounds" shall mean those active ingredients as specified in a separate Exhibit attached hereto.

1.3 "Know-How" shall mean i) all registration and technical data concerning the Compound and the Product and ii) all other confidential information and knowledge which has been or shall be supplied by JANSSEN at its discretion to BARRIER during the term of this Agreement, but in each case, excluding any JJCC Know-How licensed to BARRIER under the License Agreement.

                                      -1-
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1.4      "Finished Product" shall mean a Product wrapped, labelled and packaged in secondary printed packaging, for use in human medicine, and, subject to final release by BARRIER, ready for sale to the ultimate consumer, as specified in a separate Exhibit I attached hereto.

1.5 "License Agreement" shall the agreement dated May 6, 2002 between BARRIER and JANSSEN's Affiliate Johnson & Johnson Consumer Products.

1.6 "Manufacture" shall mean all steps and operations involved in the production of Finished Products starting from pharmaceutical formulation, packaging, labelling, in-process quality control, internal release testing, and storage of the Finished Products until delivery thereof to BARRIER or a party designated by BARRIER. For clarity, "Manufacture" does not include final release of Finished Products in accordance with the Regulatory File, which shall be the responsibility of BARRIER.

1.7 "Product" shall mean the pharmaceutical formulation known as F100 containing miconazole nitrate and zinc oxide as active ingredients as further described in a separate Exhibit. For clarity, "Product" shall not include the pharmaceutical formulation known as F114.

1.8 "Regulatory File" shall mean a file holding the application for obtaining marketing approval for Product in a given country or region, ready for submission to the appropriate regulatory agency.

1.9 "Specifications" shall mean the specifications of Finished Product as set forth in Exhibit III hereto which may be modified from time to time in accordance with Article 7.2.

1.10 "Territory" shall mean the world with the exception of (i) the "JJCC Countries" as defined in the License Agreement and (ii) the United States and Canada.


ARTICLE 2: DUTY TO MANUFACTURE AND SUPPLY; RIGHT TO BUY AND USE THE FINISHED PRODUCT

2.1 Subject to all terms and conditions of this Agreement, JANSSEN shall Manufacture and supply to BARRIER on a non-exclusive basis the Finished Product. Subsequently JANSSEN grants BARRIER the non-exclusive right to use, import, have imported, sell and have sold the Finished Product in the Territory and JANSSEN grants BARRIER thereby the non-exclusive right to use the Know-How.
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         The right granted in this Article 2.1 shall in no way limit the rights granted to BARRIER under the License Agreement.

2.2 BARRIER shall sell the Finished Product for its own account and at its own risk. Without limiting the generality of the foregoing, BARRIER shall assume all credit risks.

2.3 All rights herein granted are personal to BARRIER. Such rights are indivisible and non-transferable and BARRIER has no right to grant any subcontract thereto, except as necessary for BARRIER to distribute and sell Finished Product through its distributors and similar business partners.

2.4 JANSSEN shall provide, at its own cost and expense, all equipment, machinery, raw materials, active ingredients and labor necessary for the Manufacture of the Finished Products.


ARTICLE 3: SUPPLY-PRICE-PAYMENT CONDITIONS

3.1. BARRIER commits itself for the duration of this Agreement to buy its total requirements of the Finished Product for sale in Territory exclusively from JANSSEN or a party designated by JANSSEN, at the applicable prices.

3.2.     The Price ex-works for the Finished Product shall be: tube of 30 gram:
         E 1.00 (one Euro) per unit.

3.2. JANSSEN shall invoice orders at prices in effect at the time of JANSSEN's receipt of such order. BARRIER shall pay JANSSEN in Beerse in Euros, within thirty (30) days from the date of the invoice. Invoices shall be dated the date of shipment.

         In the event that BARRIER does not abide by the payment terms agreed upon, JANSSEN shall have the right to withhold further supplies and to require all following payments against irrevocable and confirmed letter of credit.
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ARTICLE 4: MINIMUM PURCHASE OBLIGATION - ORDERS

4.1.     Minimum Purchase Obligation.

         BARRIER commits to purchase a total of 1,000,000 (one million) 30 gram tubes within a period of 24 (twenty-four) months starting from the Effective Date.

         In case this Agreement is terminated for whatever reason except breach of contract by JANSSEN but including without limitation termination under Article 10.3 below, and BARRIER has not yet purchased and paid a minimum of 1,000,000 (one million) 30 gram tubes on the effective date of termination, BARRIER shall pay to JANSSEN a penalty equal to of 0.50 Euro (one half Euro) multiplied by the number of 30 gram tubes that BARRIER has failed to buy and pay compared to the 1,000,000 (one million) 30 gram tubes minimum.

4.2.     Ordering.

         BARRIER will order the Finished Product from JANSSEN by means of a purchase order for the Firm Order and JANSSEN shall ship or cause the Finished Product to be shipped pursuant to its standard shipping documents; all such purchase orders shall be sent to the attention of European Demand Group of the European Logistics Center (ELC), or such other addressee as indicated by JANSSEN from time to time.

         Each such purchase order, whether printed, stamped, typed or written, shall be governed by the terms of this Agreement and none of the provisions of such purchase order shall be applicable, except those specifying quantity ordered and delivery dates. It is thereby understood that Firm Orders for the Finished Products shall be sent to JANSSEN at a minimum of twelve (12) weeks before the required shipping date.

4.3. Orders in excess of the forecasted quantity are subject to JANSSEN's approval and JANSSEN will use its reasonable efforts to execute such orders, taking into account the quantities of the Finished Product available to JANSSEN at the time, the requirements of its other customers and its own requirements and the production capacity of its plant.
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4.4.     The following minimum quantities of the Finished Product to be ordered with each order shall apply: 91,000 (ninety one thousand) 30 grams tubes or a multiple thereof.

4.5. Orders for the Finished Product confirmed by JANSSEN under Article 4.4. here above shall be shipped EXW JANSSEN'S facility (2000 Incoterms) and the respective obligations of JANSSEN and BARRIER regarding the delivery aspects, including but not limited to import and export licenses and formalities, carriage and insurance aspects, transfer of risk, cost allocations etc. will be as laid down under the said Incoterms. The transportation and insurance costs actually incurred by JANSSEN or its designee shall be reimbursed by BARRIER.

ARTICLE 5: LABELLING, PACKAGING AND QUALITY ASSURANCE

5.1 At least sixty (60) days prior to first purchase order, BARRIER shall provide JANSSEN with the art work and copy of all packaging material, including package inserts labels and designs etc. On the packages, labels, insert leaflets and other written information concerning the Finished Product, no reference will be made to JANSSEN except if otherwise required by regulatory authorities, in which case BARRIER shall promptly inform JANSSEN in writing of such requirement. BARRIER shall be solely responsible for compliance of any and all packaging material, including package inserts labels and designs with applicable regulations and shall indemnify and hold harmless JANSSEN against any and all claims or damages caused by any alleged or actual non-compliance. In case BARRIER intends to alter all or part of the packaging material, including package inserts labels and designs, it shall inform JANSSEN of such intention sufficiently in advance and BARRIER shall bear any and all actual costs and expenses incurred by JANSSEN as a consequence of such change, including but not limited to the destruction of expired packaging material and/or inserts and/or labels.

5.2 The regulatory responsibilities of the Parties, including, without limitation, standard operating procedures applying to change control and responsibilities for quality assurance, shall be set forth in a specific quality agreement (the "Quality Agreement") that will be attached hereto as Exhibit. To the extent there are any conflicts or inconsistencies between this Agreement and the Quality Agreement, the terms and conditions of the Quality Agreement shall take precedence with respect to matters of a regulatory nature including, without limitation, standard operating procedures, change control, Adverse Drug Events, recalls and quality assurance, whereas the terms and conditions of this Agreement shall prevail with respect to all
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         other matters, unless otherwise expressly set forth in this Agreement or agreed in writing by the Parties.

ARTICLE 6: WARRANTIES

6.1 JANSSEN warrants that the Finished Products are Manufactured in compliance with the prevailing GMP Rules, with the Quality Agreement and with the Specifications.

6.2 Janssen will release the Product to Barrier under the release testing procedures currently used by Janssen for its Daktozin(R) product (the "Janssen Release Procedures"). Upon Barrier's or its designee's receipt of the finished released Product, Barrier or its designee will conduct two release procedures in accordance with the Regulatory File (the "Barrier Release Specifications") in addition to the Janssen Release Procedures. The Barrier Release Specifications are set forth on Exhibit II to this letter. Within thirty (30) days following a receipt of a shipment of Finished Product, BARRIER inform JANSSEN in writing of any qualitative and quantitative shortcomings of the supplied Finished Product. If the shipping documents, batch records and certificate of analysis are delivered to BARRIER'S designee, JANSSEN shall also send a copy of such documents, batch records and certificate of analysis to Barrier. In the absence of written advice by BARRIER the Finished Product shall be deemed to be delivered in good and satisfactory condition, except with respect to hidden defects.

6.3 On the date of dispatch from Janssen shipping facility; the Finished Product shipped to BARRIER shall have a remaining shelf life equal to at least eighty percent (80%) of the normal shelf life as set forth in the Specifications.

6.4 The warranty obligation assumed by JANSSEN hereunder with respect to hidden defects to the Finished Product shall only apply if BARRIER has notified JANSSEN not later than fourteen (14) working days after the defects are discovered and at least ninety (90) days prior to the expiration of such Finished Product.

6.5 In case of a justifiable claim received by JANSSEN by registered mail within the applicable time periods as provided in Article 6.2 and 6.3 above, JANSSEN shall either replace the defective portion of the Finished Product when returned, adjust the price for the sale in question, or correct the shortage fairly and promptly at no additional cost to BARRIER, but
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         under no circumstances whatsoever shall all or any portion of the
         Finished Product in question be returned to JANSSEN without its prior consent.

6.6 BARRIER shall promote and sell the Finished Product in the Territory under a trademark and label (name, design, layout, colours, etc.) of BARRIER which does not look confusingly similar to any trade dress, trademark or design of JANSSEN. BARRIER shall be responsible for assuring the compliance of such label and all other written information with the local laws and regulations in the Territory.

6.7 BARRIER shall take care that to store the Finished Product in storage facilities adapted to pharmaceutical preparations and in compliance with the legal requirements in the Territory.

6.8 BARRIER shall release the Finished Product to the market in compliance with the release procedures set forth in the Regulatory File.


ARTICLE 7: LICENSES - CONTROL OF CHANGE

7.1 BARRIER shall exercise its best efforts to obtain and maintain at its own expense and as promptly as possible any government license, registration or approval to import the Finished Product, to label and package the Finished Product, to sell the Finished Product in the Territory and to perform in general this Agreement.

7.2 Parties understand that the Specifications with respect to the formulation of the Product are the same as the specifications of JANSSEN's Daktozin(R) product. JANSSEN shall be entitled to alter Specifications from time to time to align with alterations in the specifications of JANSSEN's Daktozin. In such event JANSSEN shall notify BARRIER of its intention in advance in order to reasonably enable BARRIER to obtain a corresponding variation of the marketing approval(s) for Finished Product, where necessary. In no event shall JANSSEN be under an obligation to continue to supply BARRIER with Finished Product with non-altered Specifications after a period of six
         (6) months has lapsed after the day on which JANSSEN sent the notice of its intention to alter Specifications. This Article 7.2. shall take precedence over anything said to the contrary in the Quality Agreement.
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ARTICLE 8: ADVERSE DRUG EVENTS AND RECALLS

Adverse Drug Event reporting and recalls of Finished Product shall be dealt with in accordance with the provisions of the Quality Agreement.

ARTICLE 9: TERM

9.1 Unless sooner terminated as hereinafter provided, this Agreement shall commence on the Effective Date and shall continue in full force and effectuntil the day on which BARRIER has bought and paid a total of 1,000,000 (1 million) 30 gram tubes of Finished Product as set forth in
         Article 4.1. above.

9.2 Without prejudice to Article 4.1, termination of this Agreement pursuant to Article 11. shall not entitle a Party to claim or seek indemnification, or any other form of damage or otherwise, make any claim against the terminating Party by reason or at the occasion of such termination. Neither Party will in no way be entitled at any time to any sum or right whatsoever from the terminating Party other than those which might be payable to it if and when clearly and expressly provided for under the Agreement.

ARTICLE 10: TERMINATION

10.1 If BARRIER shall default at any time in making any payment required by this Agreement, or commit any material breach of any covenant or agreement herein , and shall fail to remedy such default, or remedy such breach within thirty (30) days after receipt of written notice thereof by JANSSEN, or if BARRIER becomes insolvent, JANSSEN may, at its option and by written notice, terminate this Agreement and the rights herein granted immediately without any further prior notice. If JANSSEN shall commit any material breach of any covenant or agreement herein and shall fail to remedy such breach within thirty (30) days after receipt of written notice thereof by BARRIER, BARRIER may, at is option and by written notice, terminate this Agreement and the rights herein granted immediately without any further prior notice.

10.2 This Agreement shall terminate automatically in the event that pursuant to Article 8.2, BARRIER does not wish to buy Finished Product with altered Specifications and the period of six months has lapsed.
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10.3      JANSSEN shall be entitled, but not obligated, to terminate this
          Agreement at any time, by way of written notice if, after a period of twenty four (24) months starting from the Effective Date, BARRIER has not yet bought and paid a total of 1,000,000 (1 million) 30 gram tubes of Finished Product.

ARTICLE 11: EFFECTS OF TERMINATION

11.1 On the expiration of the present Agreement, or in case of termination for any reason, BARRIER shall, without prejudice to the provisions of
         Article 11.2. below

         (a) immediately cease, upon termination and thereafter, the use of any Know-How and shall not disclose the Know-How to others;

         (b) immediately return to JANSSEN any original technical material and Know-How of JANSSEN then in its possession ;

         (c) immediately render adequate and final accounts to JANSSEN with respect to any transaction under the present Agreement to which it has not yet rendered an accounting to JANSSEN;

         (d)      promptly effect the payment of the penalty set forth in
                  Article 4.1, if applicable.

11.2 On the expiration or termination of this Agreement for any reason whatsoever, BARRIER shall continue to have the right to sell and have sold the remaining stock of Finished Product following said expiration or termination.

ARTICLE 12: CONFIDENTIALITY

12.1 BARRIER shall not disclose any Know-How received from JANSSEN to any third party without prior written consent of JANSSEN, except and to the extent as required by governmental authorities, or except that any of such Know-How can be shown by BARRIER:

         (i) to be in its possession or in the possession of its employees or an employee of any of its Affiliates prior to such disclosure to BARRIER; or

         (ii) is now or hereafter becomes available as public knowledge or literature through no fault of BARRIER, patented or otherwise; or
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         (iii)    is received by BARRIER from an independent third party who did not receive the information directly or indirectly from JANSSEN.

12.2 The provisions of Article 12.1. shall also apply to Know-How disclosed by JANSSEN to BARRIER prior to the execution of this Agreement.

12.3 The obligation of secrecy contained in this Article 12, shall survive the expiration and/or termination of this Agreement for ten (10) years.



ARTICLE 13: LIABILITY

13.1 Without in any way limiting any liability of JANSSEN to BARRIER under this Agreement, as to third parties including governmental authorities, BARRIER shall be the responsible manufacturer and seller of the Finished Product in the Territory. BARRIER shall promptly notify JANSSEN of any claim or demand made by any third party due to the alleged defectiveness of the Compounds and/or Finished Product, and BARRIER shall consult in good faith with regard to the appropriate reaction to such claim or demand. In any event, BARRIER shall not admit to any degree of liability to any third parties either for himself or JANSSEN before having consulted JANSSEN and obtained the written consent of JANSSEN thereto. JANSSEN shall defend and hold BARRIER harmless from and against third party claims and will indemnify BARRIER for all direct damages costs and expenses related thereto, to the extent they arise out and are caused by the faulty conduct or negligence on behalf of JANSSEN in the manufacturing of the Finished Product, or in the supply of accompanying information.

13.2 BARRIER shall defend and hold JANSSEN harmless from and against third party claims and will indemnify JANSSEN for all direct damages costs and expenses related thereto, to the extent they arise out and are caused by the faulty conduct or negligence of BARRIER, such as but not limited to the mishandling or misstorage of the Finished Product, the labelling, to the extent such labeling has been supplied by or at the direction of BARRIER and sale of the Finished Product or due to any action or omission of BARRIER to comply with its obligations under this Agreement. BARRIER commits itself to have proper insurance protecting JANSSEN and itself against product liability claims.
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13.3     In no event shall either Party be liable towards the other Party for any indemnification other than as respectively provided under Article
         14.2 and 14.3 or for any indirect, special or consequential damage whatsoever, including but not limited to financial loss or lost profits.

ARTICLE 14: INDEPENDENT PARTY

Neither party nor its employees or representatives are under any circumstances to be considered as employees or agents or representatives of the other. Neither parties employees or representative have authority or power to bind the other or contract in other's name.

ARTICLE 15: NOTICES

Any notice required under this Agreement shall be made in writing either by registered mail or facsimile or by overnight carrier to JANSSEN and to BARRIER at their respective addresses first above written or as subsequently changed by notice duly given. Notwithstanding the above all correspondence with regard to the Termination of this Agreement shall be by registered airmail or overnight carrier.

Notices by registered mail shall be deemed to be given three (3) days after mailing. Notices by facsimile shall be deemed to be given on the date on which such notice has been given. Notices by overnight carrier shall be deemed to be given two (2) days after mailing.

ARTICLE 16: MISCELLANEOUS

16.1 This Agreement shall be binding upon and inure to the benefit of both parties and their respective its successors or permitted assigns. JANSSEN shall have the right to assign, transfer or sub-contract whole or part of this Agreement or any rights or obligations assumed thereunder to its Affiliates. BARRIER shall have the right, without the prior written consent of JANSSEN, to assign or transfer this Agreement to any person or entity that acquires all or substantialy all of the stock or assets of BARRIER. BARRIER shall promptly inform JANSSEN of the occurrence of such assignment or transfer.

16.2 No damages shall be owed by either Party to the other by reason of this Agreement or any part of it being held invalid or void at any future time. If any of the provisions of this Agreement are held to be or rendered void or unenforceable by or as a result of the decision of any Court
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         or other Tribunal or by the legislation or regulation of any governmental or similar authorities, the Parties agree that the same shall not result in the nullity or unenforceability of the remaining provisions of this Agreement, but that they will use their best efforts to replace such void or unenforceable provision with a valid and enforceable provision which will achieve, to the extent possible, the economic, business or other purpose for said void or unenforceable provision.

16.3 Save as required by law no announcement or circular in connection with the subject matter of this Agreement shall be made by or on behalf of JANSSEN or BARRIER without the prior approval of the other Party, such approval not to be unreasonably withheld or delayed. It is agreed and understood that BARRIER may disclose the existence and terms of this Agreement in any document that it files with the Securities and Exchange Commission to the extent that BARRIER is adviced by legal counsel that such such existence and/or terms should be disclosed to comply with SEC rules and regulations.

16.4 Neither Party hereto shall be liable to the other Party for failure or delay in meeting any obligation hereunder due to circumstances beyond such Party's reasonable control, such as but not limited to strikes, lockouts, acts of God, riots, war, fire, flood, embargoes, failure of power, acts of government or of any agency, provided that the Party affected shall immediately inform the other Party about the cause of such delay. The Party so affected shall use its best efforts to eliminate, cure and overcome any such causes and resume performance of its covenants with all possible speed.

ARTICLE 17: APPLICABLE LAW

17.1 This Agreement shall, in all respects, be subject to substantive Belgian law except that the Parties explicitly waive the application of the law of July 27, 1961 (as amended). The U.N. Convention on Contracts for the international sale of goods shall not apply to this Agreement or to any sale of goods by JANSSEN or any of its designee(s) to BARRIER under this Agreement.

17.2 The Parties hereto expressly agree that any dispute arising out of or in connection with this Agreement shall be submitted to the exclusive jurisdiction of the Courts of Turnhout, Belgium.
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ARTICLE 18: ENTIRE AGREEMENT

The present Agreement cancels and supersedes all agreements of any kind related to the subject matter of this Agreement between JANSSEN and BARRIER prior to the Effective Date of this Agreement, other than the License Agreement, which shall continue in full force and effect and no terms of this Agreement shall amend or alter the terms of the License Agreement.

ARTICLE 19: TRANSLATION

Any translation of this Agreement shall be submitted for BARRIER's information only, and it is expressly understood that such a translation does not form part of the Agreement and that only the English text shall be valid and legal.

IN WITNESS WHEREOF, JANSSEN and BARRIER have caused this instrument to be executed in duplicate by their respective duly authorised officers.

ATTEST:                               BARRIER Therapeutics, Inc.

                                      This 14th day of July 2004



ALBERT C. BRISTOW                     By ALFRED ALTOMARI
-----------------                        ------------------------------
(title) General Counsel               (title) Chief Commercial Officer


ATTEST:                               JANSSEN PHARMACEUTICA N.V.
                                      This ____ day of July 2004


                                      By ANTONIO GUIGGI
------------------                    ----------------------------------
(title)                               (title) IVP Pharma Prod.

                                      By FRANCOIS SALLANS
                                          ------------------------------
                                      (title) General Manager